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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KAPSTONE PAPER AND PACKAGING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 18, 2012

Dear Stockholder:

        This year's Annual Meeting of Stockholders will be held on Wednesday, May 16, 2012 at 11:00 a.m., Central Daylight Savings Time, at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please make sure to vote your shares by promptly dating, signing, and returning the enclosed proxy card or attending the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Company's stockholders are important.

        A copy of the Company's 2011 Annual Report is also enclosed.

        I look forward to seeing you at the Annual Meeting.

Very truly yours, Roger W. Stone Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2012

To the Stockholders:

        The Annual Meeting of Stockholders of KapStone Paper and Packaging Corporation ("KapStone" or the "Company"), will be held on Wednesday, May 16, 2012, at 11:00 a.m., Central Daylight Savings Time, at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois, for the following purposes:

  1.
  To vote upon the election of the three Class C directors identified in the proxy statement that accompanies this notice, each to hold office for a three-year term and until his respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class C directors at the meeting: Jonathan R. Furer, Matthew H. Paull, Roger W. Stone.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

  3.
  To hold a non-binding vote to approve the Company's executive compensation.

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on April 16, 2012, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on April 16, 2012, will be available at the Company's principal offices for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL DIRECTOR NOMINEES, AND "FOR" PROPOSALS 2 AND 3.

By Order of the Board of Directors, Roger W. Stone Chairman and Chief Executive Officer

Northbrook, Illinois
April 18, 2012

        IMPORTANT:    Please promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 16, 2012

The Company's Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2011, are available at www.ir.kapstonepaper.com

i

ii

PROXY SUMMARY

        This summary contains highlights about our Company and the upcoming 2012 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement carefully before voting.

GOVERNANCE HIGHLIGHTS

Board of Directors

  •
  9 directors; 7 are independent;

  •
  All Committee members are independent;

  •
  Executive sessions at each regularly scheduled Board meeting;

  •
  Annual Board and Committee self-assessments;

  •
  Stock ownership requirements for each non-employee director;

  •
  No former employees serve as directors.

Stockholder Interests

  •
  No stockholder rights plan;

  •
  A no-hedging policy applicable to employees and directors;

  •
  Stock ownership requirements for Named Executive Officers;

  •
  Annual advisory vote to approve compensation of Named Executive Officers;

  •
  Annual advisory vote to ratify independent auditor.

EXECUTIVE COMPENSATION HIGHLIGHTS

        We believe that compensation for executives should be determined according to a competitive framework taking into account the financial performance of the Company, individual contributions and the external market in which the Company competes for executive talent. The Company relies on the following elements of compensation:

  •
  Base salary;

  •
  Annual performance-based cash bonus awards;

  •
  Long-term incentive compensation in the form of stock options and restricted stock units.

        The Compensation Committee utilized the assistance of Frederic W. Cook & Co., an executive compensation consulting company, to assist in evaluating executive compensation programs and in evaluating executive officers' compensation compared to an established peer group of similar companies.

        Best practices associated with our executive compensation programs include:

  •
  Stock ownership requirements;

  •
  Capped performance-based cash bonus awards;

  •
  Clawback provisions;

  •
  No employment agreements;

  •
  Benchmarking

  •
  No severance arrangements.

 VOTING MATTERS

Management Proposals:	Board Vote Recommendation	Page Reference
Election of three directors, each for a three-year term	FOR each director nominee	9
Vote to ratify appointment of Ernst & Young LLP as independent auditor for 2012	FOR	38
Advisory vote to approve executive compensation	FOR	39

Election of Directors (Proposal No. 1)

        The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all directors, including nominees, may be found beginning on page 9 of this Proxy Statement.

Name	Director Since	Occupation	Independent
Jonathan R. Furer	2005	Managing member of private equity firm	X
Matthew H. Paull	2010	Former Senior Executive Vice President and CFO of McDonald's Corporation	X
Roger W. Stone	2005	Chairman and CEO of KapStone

Vote to Ratify Appointment of Independent Auditor (Proposal No. 2)

        We are asking stockholders to ratify the appointment of Ernst & Young LLP as independent auditor for 2012. Set forth below is information about its fees in 2011 and 2010.

Type of Fees	2011	2010
Audit fees	$1,841,809	$1,413,275
Audit-related fees for acquisition due diligence	442,522	—
Tax fees	271,908	163,988
All other fees	—	—

Total	$2,556,239	$1,577,263

Advisory Vote to Approve Executive Compensation (Proposal No. 3)

        We are asking stockholders to cast an advisory, nonbinding vote to approve compensation awarded to our Named Executive Officers. Additional information regarding our executive compensation may be found beginning on page 23 in this Proxy Statement.

 BOARD COMMITTEES

        The Board has established three standing committees: Audit, Compensation, and Nominating and Governance. All of the members of the Committees are independent. Committee charters are available on the Company's website at www.kapstonepaper.com.

Committee	Current Members	Primary responsibilities	Number of 2011 Meetings
Audit	S. Jay Stewart* John M. Chapman Brian R. Gamache Matthew H. Paull	• Oversee integrity of financial statements • Oversee financial reporting process • Review systems of internal audit function • Review performance of independent registered public accountants • Pre-approve all audit and permitted non-audit services • Oversee compliance with ethics policies and legal and regulatory requirements • Oversee risk	8

Compensation	Jonathan R. Furer* John M. Chapman Ronald J. Gidwitz Matthew Paull S. Jay Stewart David P. Storch	• Determine compensation of CEO and other Named Executive Officers • Provide guidance on Company's compensation and benefit programs	3

Nominating and Governance	Brian R. Gamache* Jonathan R. Furer Ronald J. Gidwitz David P. Storch	• Assist Board in identifying prospective director nominees • Oversee Board performance evaluation process • Monitor the composition of the Board and its committees • Oversee Corporate Governance Guidelines	3

*
Committee Chairperson

Board and Committee Meetings

        Directors are expected to attend the Annual Meeting of Stockholders, all Board meetings, and meetings of the Committees on which they serve. At each regularly scheduled Board meeting, our independent directors meet in executive session. Each director attended over 75% of the total number of meetings of the Board and relevant Committees. All directors attended the 2011 Annual Meeting of Stockholders.

Director Compensation

        The Governance Committee recommends to the Board the form and amount of compensation for non-employee directors. Only non-employee directors are paid for their service on the Board. In 2012, each non-employee director will receive the following:

  •
  A quarterly retainer of $10,250;

  •
  A fee of $1,500 for each Board meeting and each Committee meeting attended;

  •
  Reimbursement of reasonable expenses to attend Board and Committee meetings;

  •
  Grant of stock options and restricted stock units with a grant date value of approximately $54,000 (each option vests 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date; restricted stock units vest on the third anniversary of the grant date).

        Audit, Compensation, and Nominating and Governance Committee chairpersons will receive an additional quarterly fee of $2,500, $1,500 and $1,500 respectively.

Risk Oversight

        The Board's involvement in risk oversight involves both the Audit Committee and the full Board. Risk oversight is a standing agenda item at each Audit Committee meeting. The Committee receives reports from the Company's Director of Internal Audit and independent registered public accountants at each Audit Committee meeting. The Company's Vice President and Chief Financial Officer and Vice President and Controller both provide reports to the Committee regarding risk factors, including, but not limited to, risks pertaining to credit and liquidity. The General Counsel keeps the Audit Committee abreast of issues pertaining to litigation, regulatory matters, and compliance. The Chairman of the Audit Committee reports on the activities of the Committee regarding risk at each meeting of the full Board. Other committees of our Board may also practice risk oversight related directly to such committee's responsibilities. In addition, each regularly scheduled meeting of the Board includes a report from the Company's Chief Executive Officer, Chief Operating Officer and its Vice President and General Manager regarding operating risks at each facility, and the industry as a whole.

KapStone Paper and Packaging Corporation
1101 Skokie Boulevard
Suite 300
Northbrook, Illinois 60062

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is being solicited by the Board of Directors (the "Board") of KapStone Paper and Packaging Corporation (the "Company" or "KapStone") and contains information related to the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2012, at 11:00 a.m., Central Daylight Savings Time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois. This Proxy Statement was filed with the Securities and Exchange Commission (the "SEC") and is first being sent or given to stockholders on April 20, 2012.

FREQUENTLY ASKED QUESTIONS

What am I voting on?

        You will be voting on:

  •
  The election of three (3) directors to serve on the Board;

  •
  The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants;

  •
  Advisory approval of the Company's executive compensation;

  •
  Other matters properly brought before the meeting.

How does the Board recommend that I vote?

        The Company's Board recommends that you vote:

  •
  FOR each of the director nominees;

  •
  FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2012;

  •
  FOR the approval of the non-binding resolution relating to the Company's compensation of the Company's named executive officers as disclosed in the Compensation, Discussion and Analysis section and accompanying compensation tables and related narratives contained in this Proxy Statement.

Who is entitled to vote at the meeting?

        Holders of record of the Company's Common Stock at the close of business on April 16, 2012, (the "Record Date") will be entitled to vote. As of the close of business on the Record Date, there were 46,586,808 shares of Common Stock outstanding and entitled to vote.

How many votes am I entitled to?

        You are entitled to one vote for each share of Common Stock that you own.

How do I vote shares held in my name?

        You may vote in person at the annual meeting or by proxy. If you properly complete and sign the enclosed proxy card, the shares held in your name will be voted as you direct. If you sign and return the proxy card but do not include voting instructions, the shares held in your name will be voted FOR the three nominee directors named in this Proxy Statement, FOR the ratification of Ernst & Young LLP as the Company's independent registered public accountants, and FOR the approval of the Say on Pay resolution.

Can I change my vote after I return my proxy card?

        You may change your vote or revoke your proxy at any time before the polls close at the annual meeting by taking any of the following actions:

  •
  Delivering a later dated proxy;

  •
  Giving written notice to the Company's Secretary;

  •
  Voting in person at the annual meeting.

How do I vote my shares held by my broker?

        If your shares are held in street name, you must either direct your broker as to how to vote your shares, or vote in person at the annual meeting. In order to vote in person the shares held by your broker, you will need to obtain a proxy from your broker to vote at the meeting.

How many votes must be present to constitute a quorum?

        A quorum is the presence at the annual meeting in person or by proxy of a majority of the outstanding Common Stock. There needs to be a quorum in order for the annual meeting to be held. Broker non-votes and proxies received but marked as abstentions will count for purposes of establishing a quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner.

May my shares be voted if I do not provide my proxy?

        If your shares are held in street name, they may be voted on matters that the New York Stock Exchange (the "NYSE") considers "routine" even if you do not instruct your broker how to vote your shares. Accordingly, if you do not instruct your broker how to vote your shares, your broker can vote your shares to approve the appointment of Ernst & Young LLP as the Company's independent registered accountants, but your broker cannot vote your shares on the election of directors or the approval of the Say on Pay resolution.

What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

        It will depend on each proposal.

  •
  For Proposal One:    Stockholders will elect the three director nominees receiving the greatest number of votes.

  •
  For Proposal Two:    The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the ratification of Ernst & Young LLP as the Company's independent registered public accountants.

  •
  For Proposal Three:    The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for approval of the compensation of our named executive officers. Because the vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

 How are we soliciting this proxy?

        We have retained Phoenix Advisory Partners to aid in the solicitation of proxy materials for a fee of $6,000 plus expenses. In addition, the Company may solicit stockholder proxies by mail and through certain of its directors, officers and employees. The Company will bear all costs of soliciting proxies, including, upon request, reimbursing brokers forwarding proxy materials to the beneficial owners of Common Stock.

How can I contact the Board?

        Anyone desiring to communicate directly with the Board or the non-management directors, individually or as a group, may do so by written communication addressed to them at KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard., Suite 300, Northbrook, IL 60062, Attention: Secretary. Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the amount of the Company's Common Stock beneficially owned, unless otherwise indicated, by the Company's directors, the named executive officers, and the directors and executive officers as a group as of March 31, 2012. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. The total number of shares of Common Stock outstanding is 46,546,808.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units Vesting within 60 days(3)	Percentage of Common Stock
Roger W. Stone(2)	3,737,345	541,088	53,217	8.03%
Matthew Kaplan	2,194,082	541,088	53,217	4.71%
John M. Chapman	564,314	70,386	—	1.21%
Jonathan R. Furer	870,386	70,386	—	1.87%
Brian R. Gamache	12,974	2,974	—	0.03%
Ronald J. Gidwitz	45,805	25,805	—	0.10%
Matthew H. Paull	6,000	—	—	0.01%
S. Jay Stewart	80,386	70,386	—	0.17%
David P. Storch	12,974	2,974	—	0.03%
Andrea K. Tarbox	176,788	128,071	19,217	0.38%
Timothy P. Keneally	142,333	87,271	19,217	0.31%

All directors and executive officers as a group (eleven individuals)	7,843,387	1,540,429	144,868	16.85%

(1)
Includes options currently exercisable or exercisable within 60 days and restricted stock units vesting within 60 days.

(2)
1,573,400 shares of Common Stock are owned by Mr. Stone's family foundation of which Mr. Stone is director and has sole voting control and investment discretion over such shares, and 66,235 shares of Common Stock held by the Roger W. Stone 2009 GRAT dated June 3, 2009. On March 14, 2012, Mr. Stone made gifts to two irrevocable trusts for the benefit of his descendants. The aggregate amount of the gifts was 382,043 shares of Common Stock. In addition, on that date, Mr. Stone contributed 573,065 shares of Common Stock to a partnership without retention of beneficial ownership, direct or indirect, over such shares, in return for a limited partner interest.

  The business address of Mr. Stone and each of these entities is KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062.

(3)
Restricted stock units (RSUs) granted under the Company's Amended and Restated 2006 Incentive Plan do not have voting rights and are converted into shares of Common Stock when the vesting period lapses. Messrs. Stone and Kaplan each have 79,959 RSUs that do not vest within 60 days of March 31, 2012. Ms. Tarbox and Mr. Keneally each have 19,217 RSUs that do not vest within 60 days of March 31, 2012. Messrs. Chapman, Furer, Gamache, Gidwitz, Paull, Stewart, and Storch each have 5016 RSUs that do not vest within 60 days of March 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS

        The following table sets forth information regarding each person, with the exception of Roger W. Stone, who the Company believes beneficially owned more than 5% of the Company's outstanding Common Stock as of December 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
BlackRock, Inc.(1)	2,953,801	5.97%
Richard A. Rubin/Hawkeye Capital Management, LLC(2)	3,515,000	7.03%

(1)
Derived from a Schedule 13G/A dated February 13, 2012, filed by BlackRock, Inc. The business address of the reporting person is 40 East 52nd Street, New York, NY 10022.

(2)
Derived from a joint Schedule 13G/A dated February 3, 2012, filed by Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master. The business address of the reporting persons other than Hawkeye Capital Master is 800 Third Avenue, 9th Floor, New York, New York 10022. The business address of Hawkeye Capital Master is P.O. Box 897GT, One Capital Place, Georgetown, Grand Cayman, Cayman Islands.

Securities Authorized For Issuance Under Equity Compensation Plan

        Information about the Company's equity compensation plan at December 31, 2011 is as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plan approved by stockholders(1)	1,885,761	$7.86	2,366,475	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	1,885,761	$7.86	2,366,475

(1)
Pursuant to the Amended and Restated 2006 Incentive Plan

(2)
Includes 500,000 shares issuable under the 2009 Employee Stock Purchase Plan, 480,714 of such shares are presently subject to purchase.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company has a classified Board of Directors currently consisting of three Class A directors (Brian R. Gamache, S. Jay Stewart and David P. Storch) who have terms expiring at the 2013 Annual Meeting of Stockholders, three Class B directors (John M. Chapman, Matthew Kaplan and Ronald J. Gidwitz) who have terms expiring at the 2014 Annual Meeting of Stockholders, and three Class C directors (Jonathan R. Furer, Matthew H. Paull, and Roger W. Stone) who have terms expiring at the 2012 Annual Meeting of Stockholders. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

        The nominees for election at the 2012 Annual Meeting of Stockholders to fill the three Class C positions on the Board of Directors are Jonathan R. Furer, Matthew H. Paull and Roger W. Stone. If elected, the nominees for the Class C directors will be elected to serve three-year terms expiring at the Annual Meeting of Stockholders in 2015. If a quorum is present and voting at the meeting, the three nominees for Class C director receiving the most votes will be elected Class C directors. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

        We believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications or skills in the following areas are important: paper industry background; sales; manufacturing; capital markets; finance; accounting; leadership of complex organizations; international operations; and familiarity with board practices of major corporations. We believe that all of our Board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes of each Board member in the individual biographies below.

        The following information relates to the nominees listed above and to the Company's other directors whose terms of office will extend beyond the 2012 Annual Meeting of Stockholders.

Nominees for election at the 2012 Annual Meeting of Stockholders

Class C
(Term Ends 2015)

Jonathan R. Furer (age 55)	A director since the Company's inception, Mr. Furer is a co-founder and has been a managing member of Arcade Partners LLC, a private equity firm, since November 2003 and was a founding director and chief executive officer of Arcade Acquisition Corporation, a blank check acquisition company that was founded in January 2007 and completed its initial public offering in May 2007. Arcade Acquisition Corporation was dissolved in May 2009. Mr. Furer is a director of Home Care Industries, a consumer products company engaged in the manufacture and distribution of floor care products, and in May 2010, was appointed its chairman. Mr. Furer received a B.B.A. in international business from George Washington University. Mr. Furer's qualifications to serve on the Board include his experience in turnarounds, mergers and acquisitions, capital markets, finance and accounting.

Matthew H. Paull (Age 60)

A director appointed in September 2010, Mr. Paull was Senior Executive Vice President and Chief Financial Officer of McDonald's Corporation, a worldwide foodservice retailer, from July 2001 until he retired from that position in January 2008. He was named to the Best Buy Co., Inc. Board of Directors in September 2003 and in June 2010 was elected the Lead Independent Director of the Best Buy Board of Directors. Mr. Paull also serves as an Advisory Director of Pershing Square Capital and on the Advisory Board of the One Acre Fund, a charity focused on improving the productivity of family farms in Africa. Previously Mr. Paull served as a board member of the Loyola Ronald McDonald House and as an advisory council member for the Federal Reserve Board of Chicago. He is a former executive professor in residence at the University of San Diego. Mr. Paull earned his Bachelor of Arts degree and Master's degree in accounting at the University of Illinois. Because of his professional experience, Mr. Paull has significant financial acumen, knowledge of hedge funds and investments, broad experience in global operations and extensive experience in tax matters, all of which enable Mr. Paull to make valuable contributions to our Board.

Roger W. Stone (age 77)

Chairman of the Board and Chief Executive Officer since the Company's inception, Mr. Stone was Manager of Stone-Kaplan Investments, LLC, a private investment company, from July 2004 through December 2007. He was Chairman and Chief Executive Officer of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of that company in July 2004. Mr. Stone was Chairman, President and Chief Executive Officer of Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products, from March 1987 to November 1998, when Stone Container Corporation merged with Jefferson Smurfit Corporation, at which time he became President and Chief Executive Officer of Smurfit-Stone Container Corporation until March 1999. He is a former director of Smurfit-Stone Container Corporation, Morton International, Inc., Morton Thiokol, Inc., and Autoliv Inc. Mr. Stone has served on the board of directors of McDonald's Corporation since 1989. Mr. Stone received a B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. Stone is the father-in-law of Matthew Kaplan. Mr. Stone's qualifications to serve on the Board include his experience in the paper industry, sales, manufacturing, capital markets, finance, leadership of complex organizations, international operations, and familiarity with board practices of major corporations and his service as an executive officer of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

Class A
(Term Ends 2013)

Brian R. Gamache (Age 53)	A director appointed in October 2009, Mr. Gamache has served as the Chief Executive Officer of WMS Industries, Inc., a leading supplier to the gaming industry, since 2001 and was named Chairman of that company in July 2008. Mr. Gamache was originally appointed as President and Chief Operating Officer of WMS Industries in April of 2000, and was subsequently named that company's President and Chief Executive Officer concurrently with his appointment to its Board of Directors in June 2001. Mr. Gamache is a member of the Board of the American Gaming Association, serving as the Chair of its Finance Committee, and is a Trustee of Lake Forest Academy and the Lake Forest Country Day School. He received a B.S. in Business Administration from the University of Florida. Mr. Gamache's qualifications to serve on the Board include his experience in sales, manufacturing, leadership of complex organizations, and familiarity with board practices of major corporations.
S. Jay Stewart (age 73)

A director appointed in January 2007, Mr. Stewart retired as the non-executive chairman of Autoliv,  Inc., a manufacturer and supplier of automotive safety systems, in 2007 and was appointed its lead director. From 2005 through 2007 he served as a director of HSBC North American Holdings, Inc. He served as Chairman and Chief Executive Officer of Morton International, Inc., from 1994-1999, and as Vice Chairman of Rohm and Haas Company for one year thereafter. He is a former director of Household International, Inc., Burns International Services Corp., Box USA, Inc., Rohm and Haas Company, Morton International, Inc., and Morton Thiokol, Inc. Mr. Stewart holds a B.S. Degree in Chemical Engineering from the University of Cincinnati and an M.B.A. degree from West Virginia University. Mr. Stewart's qualifications to serve on the Board include his experience in manufacturing, capital markets, finance, accounting, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.

David P. Storch (age 59)

A director appointed in October 2009, Mr. Storch has served as the Chairman and Chief Executive Officer of AAR, a leading provider of diverse products and value-added services to the worldwide aviation/aerospace industry, since June 2007. From October 2005 until June 2007 he served as Chairman, President and Chief Executive Officer of AAR. From 1996 to October 2005 he served as President and Chief Executive Officer of AAR. Mr. Storch has served on the board of Kemper, Inc., since May of 2010. He has served on the boards of The Executive Club of Chicago and the Chicago Urban League. He currently is a member of the Economics Club of Chicago and the World Presidents' Organization, and serves on the board of the Wings Club. He holds a Bachelor of Arts Degree from Ithaca College. Mr. Storch's qualifications to serve on the Board include his experience in sales, manufacturing, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.

Class B
(Term Ends 2014)

John M. Chapman (age 52)	A director since the Company's inception, Mr. Chapman is a co-founder and has been a managing member of Arcade Partners LLC, a private equity firm, since November 2003. Mr. Chapman was a founding director and chief financial officer of Arcade Acquisition Corporation, a blank check acquisition company that completed its initial public offering in May 2007, and which dissolved in May 2009. From January 2004 until December 2011 he was a Managing Director of Washington & Congress Managers, a private equity firm. From March 1990 through December 2003, he was employed by Triumph Capital Group, Inc, a private equity firm, last serving as a Managing Director. Mr. Chapman received a B.A. from Bates College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Chapman's qualifications to serve on the Board include his experience in capital markets, finance and accounting.

Matthew Kaplan (age 55)

President, Chief Operating Officer and a director since the Company's inception, Mr. Kaplan was Manager of Stone-Kaplan Investments, LLC, a private investment company, from July 2004 through December 2007. He was President, Chief Operating Officer and a director of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of the company in July 2004. Mr. Kaplan began his career at Stone Container Corporation in 1979 and was serving as its Senior Vice President and General Manager of North American Operations when Stone Container Corporation merged with Jefferson Smurfit Corporation in November 1998. He was Vice President/ General Manager Container Division with Smurfit-Stone Container Corporation and a director of the company until March 1999. Mr. Kaplan served on the board of directors of Victory Packaging from January 2007 until late 2011. In addition, Mr. Kaplan formerly served on the board of directors of Magnetar Spectrum Fund. Mr. Kaplan received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the University of Chicago. Mr. Kaplan is the son-in-law of Roger W. Stone. Mr. Kaplan's qualifications to serve on the Board include his experience in the paper industry, sales, manufacturing, capital markets, leadership of complex organizations, and familiarity with board practices of major corporations and his service as an executive officer of the Company.

Ronald J. Gidwitz (age 66)

A director appointed in October 2008, Mr. Gidwitz co-founded GCG Partners, a strategic consulting and equity firm, in 1998 and has since served as a partner at that firm. Since 1979 he has served as a director of Continental Materials Corporation. From 1996 to 1998, he was President and Chief Executive Officer of the Unilever HPC Helene Curtis Business Unit. Previously, Mr. Gidwitz served as President, Chief Executive Officer and Director of Helene Curtis. Mr. Gidwitz is a graduate of Brown University. Mr. Gidwitz's qualifications to serve on the Board include his experience in sales, manufacturing, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.

GOVERNANCE STRUCTURE

        Role of the Board —The Board, which is elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to matters reserved to stockholders. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability—all with a view to enabling senior management to execute their responsibilities fully and in the interests of stockholders. The following are the Board's primary responsibilities, some of which may be carried out by one or more Committees of the Board or the independent directors as appropriate:

  •
  Overseeing the conduct of the Company's business so that it is effectively managed in the long-term interest of stockholders;

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  Selecting, evaluating and compensating the Chief Executive Officer (CEO) and planning for CEO succession, as well as monitoring management's succession planning for other key executives;

  •
  Overseeing and reviewing the Company's strategic direction and objectives;

  •
  Monitoring the Company's accounting and financial reporting practices and reviewing the Company's financial and other controls;

  •
  Overseeing the Company's compliance with applicable laws and regulations; and

  •
  Overseeing the processes that are in place to safeguard the Company's assets and mitigate risks.

        In performing its oversight function, the Board is entitled to rely on the advice, reports and opinions of management, counsel, auditors and outside experts. In that regard, the Board and its Committees shall be entitled, at the expense of the Company, to engage such independent legal, financial or other advisors as they deem appropriate, without consulting or obtaining the approval of any officer of the Company.

        Board Leadership Structure —Our bylaws require that our Chairman shall be a member of the Board of Directors and may or may not be an officer or employee of the Company. The principal duty of the Company's Chairman is to lead and oversee the Board. The Chairman should facilitate an open flow of information between management and the Board, and should lead a critical evaluation of Company management, practices and adherence to the Company's strategic plan and objectives.

        The Company's business is conducted by its employees, managers and officers, under the direction of senior management and led by the CEO. In carrying out the Company's business, the CEO and senior management are accountable to the Board and ultimately to stockholders. Management's primary responsibilities include the day-to-day operation of the Company's business, strategic planning, budgeting, financial reporting and risk management.

        Roger W. Stone is the company's Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Stone's holding of both positions is in the best interests of the Company due to his vast experience in and knowledge of the paper industry. Mr. Stone's biography can be found on page 10 of this Proxy Statement.

        The Board does not have a lead independent director. However, Brian R. Gamache is the presiding director at the meetings of the Board held in executive session.

Who are the independent directors?

        Our Corporate Governance Guidelines require that all directors except the Chief Executive Officer and President be independent. An independent director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the director's ability to make independent judgments, and who meets the NYSE's definition of independence. All members of the Audit, Compensation, and Nominating and Governance Committees shall be independent. The Board determines the independence of each director in accordance with the NYSE Rules and the Corporate Governance Guidelines. The Board has determined that John M. Chapman, Jonathan R. Furer, Brian R. Gamache, Ronald J. Gidwitz, Matthew H. Paull, S. Jay Stewart and David P. Storch are "independent" directors as that term is defined in the listing standards of the NYSE.

How often did the Board meet during 2011?

        During the year ended December 31, 2011, the Board held five meetings. Each director serving on the Board in 2011 attended at least 75% of the meetings of the Board and the committees on which he served. The Board meets in executive session, without any members of management present, at each regularly scheduled meeting of the Board. Brian R. Gamache is the presiding director at the executive sessions.

 What is the Company's policy regarding attendance by the directors at the Annual Meeting of Stockholders?

        Members of the Board are strongly encouraged to attend the 2012 Annual Meeting of Stockholders. All of the members of the Board then in office attended the 2011 Annual Meeting of Stockholders.

What committees has the Board established?

        The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each committee operates under a written charter approved by the Board of Directors. All of the members of the committees of the Board are independent.

        The current members of the Board committees are as follows:

          The members of the Audit Committee are S. Jay Stewart (Chairman), John M. Chapman, Brian R. Gamache and Matthew H. Paull.

          The members of the Compensation Committee are Jonathan R. Furer (Chairman), John M. Chapman, Ronald J. Gidwitz, Matthew H. Paull, S. Jay Stewart and David P. Storch.

          The members of the Nominating and Governance Committee are Brian R. Gamache (Chairman), Jonathan R. Furer, Ronald J. Gidwitz and David P. Storch.

        Each Committee performs its own annual self assessment.

        Audit Committee.    The Audit Committee's function is to review, with the Company's independent registered public accountants and management, the annual financial statements and independent registered public accountants' opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent registered public accountants, review and approve all professional services performed and related fees charged by the independent registered public accountants, be solely responsible for the retention or replacement of the independent registered public accountants, and monitor the adequacy of the Company's accounting and financial policies, controls, and reporting systems. In addition, the Audit Committee is responsible for risk oversight of the Company and provides risk assessment reports to the Board. The Audit Committee held eight meetings in 2011. None of the members serve on more than three audit committees. All of the members are "financially literate" under NYSE Rules, and the Board has determined that S. Jay Stewart, Brian Gamache and Matthew H. Paull are "audit committee financial experts" within the meaning of relevant SEC regulations.

        Compensation Committee.    The functions of the Compensation Committee include providing guidance to management and assisting the Board in matters relating to the compensation of the Chief Executive Officer and executive officers, the organizational structure of the Company, the Company's compensation and benefits programs, the Company's succession, retention and training programs, and such other matters that have a direct impact on the success of the Company's human resources. The Compensation Committee held three meetings in 2011. The details of the process and procedures followed by the Compensation Committee are disclosed in the Proxy Statement under the headings "Compensation Discussion and Analysis" and Report of the Compensation Committee included in this Proxy Statement.

        Nominating and Governance Committee.    The Nominating and Governance Committee performs the following functions: assists the Board by identifying prospective director nominees and recommends to the Board the nominees for the annual meeting of stockholders; oversees the Board performance annual evaluation process; evaluates the composition, organization and governance of the Board and its committees; and oversees the Company's Corporate Governance Guidelines. The Nominating and Governance Committee held three meetings in 2011.

        In addition, if any incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee is responsible for making its recommendation to the Board about whether to accept the director's resignation.

How are directors nominated?

        The Nominating and Governance Committee is responsible for selecting candidates for Board membership, subject to Board approval, and for extending invitations to join the Board. In selecting candidates, the Board endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of the stockholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights. Consistent with its charter, the Nominating and Governance Committee is responsible for screening candidates, establishing criteria for nominees, and for recommending to the Board a slate of candidates for election to the Board at the Annual Meeting of Stockholders. In performing these tasks, the Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify candidates. Candidates are approved by the full Board.

        All directors except the Chief Executive Officer and the President are required to be independent. An independent Director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the Director's ability to make independent judgments, and who meets the NYSE's definition of independence.

        We do not have a specific diversity policy for our Board, however, we consider diversity to be a critical factor in evaluating the composition of the Board, and that for this purpose diversity includes perspectives, experience, differences and viewpoints, as well as race, ethnicity and gender. The Company values diversity and has women and/or minorities serving in several key positions including Chief Financial Officer, Treasurer, Vice President of Mill Operations and Vice President of Sales.

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee needs to send a written notice to the corporate secretary at the principal office of the Company. Each notice must include the information about the prospective nominee as required by our Bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy material, as described in the Proxy Statement under "Additional Information".

        Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee must include the following information:

  •
  the name, age, business address and residence address of such person;

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  the class and number of shares of capital stock of the Company which are beneficially owned by such person and any other indirect pecuniary or economic interest in any capital stock of the Company, including, without limitation, derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement;

  •
  the principal occupation or employment of such person;

  •
  written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the nomination is made.

        The Nominating and Governance Committee may require any prospective nominee to furnish such other information as the Committee may reasonably require to determine the qualifications of such nominee to serve as a director of the Company.

        The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee. A full description of the information that must be provided as to a prospective nominee is set forth in Article II, Section 4 of the Company's Bylaws, which are available on our Web site at www.kapstonepaper.com by selecting "Governance."

How are directors compensated?

        Each non-employee director of the Company will receive the following compensation for service as a director in 2012:

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  a quarterly retainer of $10,250;

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  a fee of $1,500 for each board meeting and each committee meeting attended by such director; and

  •
  reimbursement of reasonable expenses to attend board and committee meetings.

        Audit, Compensation and Nominating and Governance Committee chairpersons will receive an additional quarterly fee of $2,500, $1,500 and $1,500, respectively.

        Each year, non-employee directors also receive a grant of stock options and/or restricted stock units with a grant date fair value of approximately $54,000. Each option vests 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. Restricted stock units vest on the third anniversary of the grant date.

2011 Director Compensation

        The following table provides certain summary information concerning cash and certain other compensation the non-employee directors earned for 2011.

Name	Fees Earned or Paid in Cash $(1)	Option Awards ($)(2)	Restricted Stock Units ($)(3)	All Other Compensation ($)	Total ($)
John M. Chapman	$63,500	$28,749	$24,998	—	$117,247
Jonathan R. Furer	$60,500	$28,749	$24,998	—	$114,247
Brian R. Gamache	$66,500	$28,749	$24,998	—	$120,247
Ronald J. Gidwitz	$57,500	$28,749	$24,998	—	$111,247
Matthew H Paull	$63,500	$28,749	$24,998	—	$117,247
S. Jay Stewart	$72,000	$28,749	$24,998	—	$125,747
David P. Storch	$54,500	$28,749	$24,998	—	$108,247

(1)
This column includes fees paid in cash, representing annual retainer for board membership, committee chairmanship retainer and for attending board and committee meetings.

(2)
Represents the aggregate grant date fair value of stock options in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 718, "Compensation—Stock Compensation." For a discussion of certain assumptions used in calculating these amounts, see Note 15 to Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2011.

(3)
Represents the aggregate grant date fair value of restricted stock units in accordance with ASC 718, "Compensation—Stock Compensation."

Director Outstanding Equity Awards at 2011 Fiscal End Table

Name	Options	Restricted Stock Units
Roger W. Stone	645,507	110,657
Matthew Kaplan	645,507	110,657
John M. Chapman	77,123	3,706
Jonathan R. Furer	77,123	3,706
Brian R. Gamache	9,711	3,706
Ronald J. Gidwitz	32,542	3,706
Matthew H. Paull	3,763	1,505
S. Jay Stewart	77,123	3,706
David P. Storch	9,711	3,706

Director Stock Ownership Requirements

        Our Board has adopted stock ownership requirements applicable to our non-employee directors. Under these requirements, each non-employee director must own shares of the Company's Common Stock which, in the aggregate, are equal in value to at least three (3) times the current annual Board cash retainer. Restricted stock unit awards and vested stock options count toward the ownership requirements. Under the policy, newly appointed or elected directors will have four (4) years from joining the Board to comply with these requirements. Discretion may be applied in periods of volatile markets. All directors currently comply with these restrictions.

Corporate Governance

        The following corporate governance materials are available from the Governance section of our website at http://www.governance.kapstonepaper.com: (1) Corporate Governance Guidelines; (2) Code of Conduct; and (3) the Charters of our Audit, Compensation, and Nominating and Governance Committees. We will provide a copy of these documents to our stockholders, without charge, upon written request addressed to 1101 Skokie Blvd., Suite 300, Northbrook, IL 60062, attention: Secretary.

Risk Oversight

        The Board' involvement in risk oversight involves both the Audit Committee and the full Board. Risk oversight is a standing agenda item at each Audit Committee meeting. The Committee receives reports from the Company's Director of Internal Audit and independent registered public accountants at each Audit Committee meeting. The Company's Vice President and Chief Financial Officer and Vice President and Controller both provide reports to the Audit Committee regarding risk factors, including, but not limited to, risks pertaining to credit and liquidity. The General Counsel keeps the Audit Committee abreast of issues pertaining to litigation, regulatory matters, and compliance. The Chairman of the Audit Committee reports on the activities of the Committee regarding risk at each meeting of the full Board. Other committees of our Board may also practice risk oversight related directly to such committee's responsibilities. In addition, each regularly scheduled meeting of the Board includes a report from the Company's Chief Executive Officer, Chief Operating Officer and its Vice President and General Manager regarding operating risks at each facility, and the industry as a whole.

 REPORT OF THE AUDIT COMMITTEE

        During the year ended December 31, 2011, the Audit Committee held eight meetings. The purpose of the Audit Committee is to assist the Board in its general oversight of KapStone's financial reporting, internal controls, risk and audit functions. The Audit Committee was formed by the Board in January 2007.

        As described in the Audit Committee Charter, the Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

  •
  integrity of the Company's financial statements;

  •
  financial reporting process;

  •
  systems of internal accounting and financial controls;

  •
  performance of the Company's internal audit function and independent registered public accountants;

  •
  independent registered public accountants' qualifications and independence;

  •
  compliance with ethics policies and legal and regulatory requirements; and

  •
  risk oversight.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company's independent registered public accountants. Management is responsible for the preparation, presentation and integrity of KapStone's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 as amended (the "Exchange Act") Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

        The Audit Committee provided oversight and advice to management relating to management's assessment of the adequacy of KapStone's internal control over financial reporting in accordance with the requirements of the Sarbanes Oxley Act of 2002. The Audit Committee held private sessions with Ernst & Young LLP to discuss the annual audit. At the conclusion of the process, the Audit Committee reviewed a report from management on the effectiveness of the Company's internal control over financial reporting. The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, (Communications with Audit Committees (545 61)) as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication

with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP's independence. In addressing the quality of management's accounting judgments, the Audit Committee asked for management's representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

        Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in KapStone's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

        In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included below under the heading "Independent Registered Public Accounting Firm."

AUDIT COMMITTEE
S. Jay Stewart (Chairman)
John M. Chapman
Brian R. Gamache
Matthew H. Paull

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

        Ernst & Young LLP acted as the independent registered public accounting firm for the Company during the Company's 2006 through 2011 fiscal years. During such period Ernst & Young LLP also provided certain audit-related and permitted non-audit services. The Audit Committee's policy is to approve all audit, audit-related, tax and permitted non-audit services performed by Ernst & Young, LLP, for the Company in accordance with Section 10A(i) of the Exchange Act, and the SEC's rules adopted thereunder. In 2010 and 2011, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No services were rendered by Ernst & Young LLP to the Company in 2010-2011 pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

        Ernst & Young LLP fees for services provided for the years ended December 31, 2011 and 2010, respectively, are as follows:

	2011	2010
Type of Fees
Audit fees(1)	$1,841,809	$1,413,275
Audit-related fees(2)	442,522	—
Tax fees(3)	271,908	163,988
All other fees	—	—

	$2,556,239	$1,577,263

(1)
Consists of fees for the audit of the Company's annual consolidated financial statements and reviews of the condensed consolidated financial statements included in the Quarterly Reports filed on Form 10-Q, fees for the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Consists of fees incurred for acquisition due diligence services.

(3)
In 2010 and 2011, the tax fees pertained to the preparation of the Company's federal, state and foreign income tax returns for the immediately preceding year and assistance with the tax authority audits.

 EXECUTIVE OFFICERS

        The following individuals have been elected by our Board to serve in the capacities set forth below until the next Annual Meeting of our Board and until their respective successors are elected and qualify.

Name	Age	Position
Roger W. Stone	77	Chairman and Chief Executive Officer
Matthew Kaplan	55	President and Secretary
Andrea K. Tarbox	61	Vice President and Chief Financial Officer
Timothy P. Keneally	64	Vice President and General Manager

        Biographical information regarding Mr. Stone and Mr. Kaplan is included under the heading "Election of Directors."

        Andrea K. Tarbox was appointed Vice President and Chief Financial Officer in January 2007. Ms. Tarbox served as a financial consultant to the Company from April 2006 until her appointment as Vice President and Chief Financial Officer. Ms. Tarbox played a key financial role in the acquisition by the Company of the Kraft Papers Business from International Paper Company. From March 2003 through March 2006, Ms. Tarbox served as Chief Financial and Administrative Officer for Uniscribe Professional Services, Inc. From July 1994 until February 2003, Ms. Tarbox was employed by Gartner Inc., last serving as Group Vice President-Finance and Treasurer. Prior to that, Ms. Tarbox assumed financial positions of increasing responsibility in several global companies including British Petroleum, p.l.c. and Fortune Brands, Inc. Ms. Tarbox began her career with Ernst & Young LLP and is a Certified Public Accountant. Ms. Tarbox earned a B.A. degree in Psychology from Connecticut College and an M.B.A. from the University of Rhode Island.

        Timothy P. Keneally has been our Vice President and General Manager of the Company and President of the Company's kraft paper business since its acquisition from International Paper Company ("IP") in January 2007. Previously, Mr. Keneally served as Vice President of Industrial Packaging of IP from 2000 to December 2006 and led the IP team that assessed the review of strategic alternatives relating to the kraft paper and containerboard business. He was the lead person in presenting the historical performance of the business and assisted in defining the future strategy for the business, and was the lead operating person during the Charleston Kraft Division acquisition and the U.S. Corrugated acquisition. Mr. Keneally has 40 years of experience in the paper and packaging industry. Mr. Keneally earned a B.A. degree in History from Marist College in Poughkeepsie, N.Y.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation programs for executive officers are administered by the Compensation Committee (the "Committee"), which is composed solely of independent directors as defined by rules of the NYSE. The Committee operates under a written charter adopted by the Board.

        The Committee has reviewed and approved the following discussion and analysis, which analyzes the objectives and results for 2011 of the Company's compensation policies and procedures for its four executive officers: Roger W. Stone, the Company's Chief Executive Officer; Matthew Kaplan, the Company's President and Chief Operating Officer; Timothy P. Keneally, the Company's Vice President and General Manager; and Andrea K. Tarbox, the Company's Vice President and Chief Financial Officer (the "Named Executive Officers"). The Company's compensation programs have been adopted in order to implement the Committee's compensation philosophy, while taking into account the Company's financial performance. The Committee periodically reviews the Company's compensation programs and practices in light of the Committee's compensation philosophy, changes in laws and regulations, and the Company's financial goals.

Compensation Policies and Objectives

        The Committee believes that compensation for executive officers should be determined according to a competitive framework, taking into account the financial performance of the Company, individual contributions and the external market in which the Company competes for executive talent. In determining the compensation of the Company's executive officers, the Committee seeks to achieve the following objectives through a combination of fixed and variable compensation.

Pay Competitively

        A total compensation package should be competitive. For executive officers, including the Company's Chief Executive Officer, the Committee considers the level of compensation paid to individuals in comparable executive positions in the Company's peer group and at other paper and packaging companies with which the Company competes in order to recruit and retain executive talent.

Pay for Performance

        Our compensation practices are designed to create a direct link between the aggregate compensation paid to each executive officer and the financial performance of the Company. In order to accomplish this, the Committee considers the individual performance of each executive officer by reviewing, among other factors, the achievement of pre-established corporate and individual performance objectives as well as the recommendations of the Chief Executive Officer. The amount of each component of an executive officer's compensation is based in part on the Committee's assessment of that individual's performance as well as the other factors discussed in this section.

Executives as Stockholders

        Our compensation practices are also designed to link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock through the use of stock-based awards.

Elements of Compensation

        To accomplish its compensation objectives and philosophy, the Committee relies on the following elements of compensation, each of which is discussed in more detail below:

  •
  Base salary

  •
  Annual performance-based cash bonus awards

  •
  Long-term incentive compensation (in the form of stock options, restricted stock and restricted stock units)

        When approving the compensation of the Company's executive officers, the Committee reviews all of the elements of the Company's executive compensation program.

        Each component of executive compensation is designed for a specific purpose. For example, salaries are a significant component of cash-based annual compensation. Salaries are set to compensate each executive based on that executive's employment and salary history, position within the Company and comparable competitive salaries at other companies. With regard to the more variable components of the compensation package, annual cash bonuses are tied generally to the Company's short-term financial performance, while equity-based compensation is directed towards successful results over a longer period. The purpose of the combination of salary, annual cash bonus and equity awards is to provide the appropriate level of total annual cash compensation and long term incentives, combined with an appropriate performance-based component. The Committee places the greatest emphasis on performance-based compensation through annual cash bonus awards and long term equity-based awards, which together comprise the largest portion of executive officer compensation. The Committee believes that the Company's executive compensation package, consisting of these components, is comparable to the compensation provided in the market in which the Company competes for executive talent and is critical to accomplishing its recruitment and retention aims.

        The Company does not have employment agreements or severance arrangements with any of the Named Executive Officers.

Overview of Compensation Program and Process

Role of Committee

        The Committee is responsible for reviewing and recommending to the Board the base salaries and annual performance-based cash bonuses and long-term incentive compensation for the Company's executive officers. These responsibilities are not delegated to others. The Committee also approves and recommends to the Board employee compensation and benefit programs, as appropriate.

Role of Management

        Management assists the Committee in fulfilling its responsibilities with respect to evaluating executive performance, proposing appropriate performance targets for the annual and long-term incentive plans and developing recommendations as to appropriate salary levels and award amounts. The Committee ultimately used its collective judgment to determine the compensation of the executive officers.

Role of Compensation Consultant

        As part of its process, the Committee utilized the assistance of Frederic W. Cook & Co., an executive compensation consulting company ("Cook"), to assist in evaluating executive compensation programs and in evaluating executive officers' compensation compared to an established peer group of similar companies. Cook was engaged by and communicated directly with the Committee. In determining compensation for 2011, the Committee considered the Cook report completed in March 2011 which reviewed, assessed and compared a variety of compensation surveys, and compared our executive compensation to a peer group of 13 companies. The companies included in the peer group are set forth in this Proxy Statement heading "Benchmarking."

        Other than as described herein, Cook did not provide any other services to the Company or the Committee in 2011.

Role of Chief Executive Officer

        For 2011, the Company's Chief Executive Officer, Mr. Stone, provided to the Committee his recommendations with respect to potential compensation of the other Named Executive Officers. The Committee reviewed and gave considerable weight to these recommendations because of Mr. Stone's direct knowledge of the other executives' performance and contributions. With respect to those officers, the Committee ultimately used its collective judgment to determine the compensation levels, including base salaries, annual performance-based cash bonuses and long-term equity award grants. Mr. Stone recommended that his compensation levels be identical to those of the Company's President, Mr. Kaplan, due to the current and historical level of work and responsibilities shared by them. The Committee ultimately determined and approved Mr. Stone's compensation independently based on its collective judgment, and accepted his recommendation to compensate Mr. Kaplan in the same manner.

Continuing Process

        While the Committee makes many of its compensation decisions during the first quarter of the year, the Committee continues to plan and review compensation matters throughout the year.

Results of Advisory Votes

        At the 2011 Annual Meeting of Stockholders, the Company's stockholders approved, on a non-binding advisory basis, with approximately 99% of the votes cast in favor of the overall compensation of the Company's Named Executive Officers as presented in the Proxy Statement for that meeting. Given the high level of stockholder support, the Compensation Committee determined that no significant changes to the Company's executive compensation philosophy and principles were required during fiscal 2011 as a result of the vote.

Benchmarking

        The Committee reviews survey information of executive compensation, both with respect to target and actual compensation data available, payable by a designated peer group as well as the competitive median of total compensation of general industry groups. The purpose of this review is to ensure that the Company's total executive compensation levels, including base salaries, annual bonus and equity awards, remain reasonable, competitive and appropriate. The Committee considers executive compensation paid at the peer companies when setting executive compensation levels at the Company, but the Committee does not attempt to maintain a specified target percentile within this peer group to determine executive compensation. In light of the request by Mr. Stone that he and Mr. Kaplan receive the same level of compensation, the Committee compares the aggregate compensation for Messrs. Stone and Kaplan against the aggregate compensation for the chief executive officer and chief operating officer of the peer group companies.

        The peer group of companies is comprised of firms that are similar to the Company in terms of business lines, market conditions, and size. The Committee expects to reevaluate from time to time the composition of the designated peer group as the Company executes its strategy of organic and strategic growth.

2011 Peer Group

Boise, Inc.	Neenah Paper, Inc.
Buckeye Technologies, Inc.	Norbord Inc.
Clearwater Paper Corp.	Packaging Corporation of America
P.H. Glatfelter Company	Schweitzer-Mauduit International, Inc.
Louisiana-Pacific Corporation	Verso Paper Corp.
Mercer International Inc.	Wausau Paper Corporation
Myers Industries, Inc.

Components of Executive Compensation

        The following provides an analysis of each element of compensation, what each is designed to reward and why the Committee chose to include it as an element of the Company's executive compensation

Base Salary

        Base salaries are reviewed annually in the context of the Committee's consideration of the effect of base compensation on recruiting and retaining executive talent. Accordingly, the Committee considers the executive compensation of the peer group. In establishing each executive officer's base salary, the Committee considers several factors, including individual job performance, salary history, competitive external market conditions for recruiting and retaining executive talent, the scope of the executive's position and level of experience and changes in responsibilities.

        In March 2011, the base salaries of executive officers were established in accordance with the foregoing practices. Salaries for the Named Executive Officers were reviewed in March and increases, based on the compensation objectives discussed above, became effective April 1, 2011. Of the Named Executive Officers, the Committee increased the salaries of Mr. Stone and Mr. Kaplan from $420,000 to $500,000. The Committee increased the salary of Mr. Keneally from $330,000 to $345,000 and the salary of Ms. Tarbox from $305,000 to $320,000. The salary increases for the executive officers reflect the performance of the Company in 2010. In 2010 the Company had record net sales of $783 million, up 24% versus 2009, and generated cash flow from operations of $136.1 million.

Annual Performance-Based Cash Bonus Awards

        The objective of the annual bonus element of compensation is to align the interests of the Named Executive Officers with the Company's financial goals for the year and also to encourage and reward the achievement of individual goals. In setting financial and operating targets, which are established in the first calendar quarter, the Committee considers the Company's annual budget and certain short-term operating and financial objectives.

        With respect to the Company's EBITDA goals for 2011, the Committee established the following target payout levels in March of 2011:

	40% Payout	100% Payout	200% Payout
EBITDA	$110,000,000	$145,000,000	$170,000,000

EBITDA is defined as net earnings excluding interest, income taxes, depreciation and amortization, extraordinary items and the cumulative effect of accounting changes. This non-GAAP measure is the same measure management uses internally to manage and to evaluate the business and performance of the Company. At the time it set these target payout levels, the Committee believed that, based on the Company's budget, it would be difficult for executives to achieve payouts towards the high end of the EBITDA target payout levels. The Company's EBITDA for 2011 used for incentive plan calculations was $157,026,000 resulting in the Named Executive Officers achieving payouts of 148.1% of the EBITDA targets ("EBITDA Achievement"). For purposes of measuring the Company's 2011 EBITDA performance, the Committee excluded the earnings of the former U.S. Corrugated facilities acquired on October 31, 2011, and the due diligence and start-up expenses associated with the acquisition.

        In 2011, Mr. Stone and Mr. Kaplan had an approved target of 75% of their respective salary, or $375,000, and a maximum of 150% of their salary, or $750,000. Their bonus was weighted 100% on the achievement of the Company's EBITDA goals. Accordingly, each achieved and was paid the incentive of $555,375 ($375,000 × 148.1%).

        Mr. Keneally's performance measures for 2011 were weighted 85% based upon the Company's EBITDA performance and 15% upon individual performance goals. He had an approved plan target of 50% and a maximum of 100% of his salary. The Committee, in consultation with Mr. Stone, determined that Mr. Keneally earned 93.33% of his individual performance goals. Therefore, Mr. Keneally achieved and was paid an incentive of $265,452 which was calculated as follows:

EBITDA Component

Formula:	Salary × Target × EBITDA Portion = EBITDA Target
$345,000 × 50% × 85% = $146,625
EBITDA Target × EBITDA Achievement = EBITDA Component of Bonus
$146,625 × 148.1% = $217,152

Individual Goals Component

Formula:	Salary × Maximum × Individual Goals Portion = Individual Goals Maximum
Individual Goals Maximum × Individual Goals Achievement = Individual Goals Component of Bonus
$51,750 × 93.33% = $48,300

EBITDA Component	$217,152
+Individual Goals Component	$48,300

2011 Incentive Award	$265,452

        Ms. Tarbox's performance measures for 2011 were weighted 80% based upon the Company's EBITDA performance and 20% upon individual performance goals. She had an approved plan target of 50% and a maximum of 100% of her salary. The Committee, in consultation with Mr. Stone, determined that Ms. Tarbox earned 98.75% of her individual performance goals. Therefore, Ms. Tarbox achieved and was paid an incentive payment of $252,768 which was calculated as follows:

EBITDA Component

Formula:	Salary × Target × EBITDA Portion = EBITDA Target
$320,000 × 50% × 80% = $128,000
EBITDA Target × EBITDA Achievement = EBITDA Component of Bonus
$128,000 × 148.1% = $189,568

Individual Goals Component

Formula:	Salary × Maximum × Individual Goals Portion = Individual Goals Maximum
Individual Goals Maximum × Individual Goals Achievement = Individual Goals Component of Bonus
$64,000 × 98.75% = $63,200

EBITDA Component	$189,568
+Individual Goals Component	$63,200

2011 Incentive Award	$252,768

        We have not disclosed the specific individual performance targets of Mr. Keneally and Ms. Tarbox because we believe such disclosure would result in competitive harm to us. Mr. Keneally's targets relate to succession planning, safety, costs, production performance and sales performance. Ms. Tarbox's targets relate to investor relations, integrity of internal controls, strategic support, human resources, financing and capital structure.

        For 2011, Mr. Keneally and Ms. Tarbox submitted written appraisals with their own assessments of the level of achievement of their respective individual performance targets in 2011 compared to their own personal objectives. The CEO reviewed and discussed the appraisals with each of them. The CEO used his judgment of their performance against the objectives, considered completion of objectives, relative weightings and the quality of work performed to reach his assessment of the achievement levels prior to submitting them for approval by the Committee.

Long-Term Incentive Compensation

        The Committee determines the awards of long-term compensation through equity incentives (in the form of stock options, restricted stock and restricted stock units) granted to executive officers as well as other eligible employees. The Committee believes that including an equity component in executive compensation closely aligns the interests of the executives and the Company's stockholders and rewards executives in line with stockholder gains. The practice of the Committee is to consider annual equity grants to key employees, including the Named Executive Officers, at its regularly scheduled meeting in March or April. Option grants at other times depend upon extraordinary circumstances such as promotions or new hires.

        Equity awards are made under the Amended and Restated 2006 Incentive Plan, which provides for the grant of non-qualified stock options, incentive stock options, restricted stock, restricted stock units and other stock-based awards. The Committee determined that it would be advisable to consider the award of restricted stock in combination with stock options in appropriate cases. This determination reflected the desire to maintain a strong long-term equity component in executive compensation, to reduce the number of equity units required to provide such component and to adjust compensation practices appropriately in light of Accounting Standards Codification No. 718, Compensation—Stock Compensation, which requires companies to recognize the compensation cost related to "share-based payment transactions," like stock options, in their financial statements. To date, only non-qualified stock options, restricted stock units and restricted stock have been granted under the Amended and Restated 2006 Incentive Plan.

        Equity grants made during 2011 to executive officers and senior management, including the Named Executive Officers, were determined by the Committee based upon the compensation objectives of the Committee, as discussed above, and informed by the evolving nature of executive compensation practices. In determining the size of the equity grants for the Named Executive Officers, the Committee made an evaluation of a number of factors, including: competitive market practices; the level of responsibility of the individual; the individual's job performance and ability to influence corporate results; and the cost to the Company and the related effect of equity grants on earnings per share dilution. The Committee's intention was to deliver approximately the same economic value through the restricted stock component of the award as the stock option component. Accordingly, during 2011, restricted stock units were awarded in a ratio of 1 unit of restricted stock for each approximately 2.5 stock options awarded. This reflects the relationship between the value of restricted stock, which is based on the market value of the underlying Common Stock, and the fair market value of stock options (which is generally two or three to one).

        Stock options produce value for executives and employees only if the Common Stock price increases over the exercise price, which is set at the closing price on the date of grant. Also, through vesting and forfeiture provisions, stock options create incentives for executive officers and senior management to remain with the Company. Stock options granted in 2011 to executive officers and senior management, including the Named Executive Officers, have a ten-year term, vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

Plan Changes

        On March 8, 2012, the Board authorized an amendment and restatement of the 2006 Incentive Plan, effective for all awards granted under the plan on or after March 8, 2012. The amendment prohibits the purchase of underwater options and the repricing of options.

2011 Awards

        On March 3, 2011, the Committee granted the following equity awards under the Amended and Restated 2006 Incentive Plan to the Named Executive Officers:

Executive Officers	Stock Options	Restricted Stock Units
Roger W. Stone	58,323	23,329
Matthew Kaplan	58,323	23,329
Timothy P. Keneally	21,824	8,730
Andrea K. Tarbox	21,824	8,730

        Each of the stock options has an exercise price of $16.61 per share (the closing price of the Company's Common Stock on the date of grant). All stock options that were granted vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. Restricted stock units granted will vest 100% on the third anniversary of the grant date. All stock options and restricted stock units vest immediately upon the death, disability or retirement of a recipient who has attained the age of 65.

Clawback of Compensation

        Clawback provisions are included in all awards under the Amended and Restated 2006 Incentive Plan. Pursuant to those provisions, the Board may require an employee who engaged in fraud or misconduct to repay annual performance-based cash bonus awards and long-term incentive awards

        The Dodd-Frank Wall Street Financial Reform and Consumer Protection Act (the "Dodd-Frank Act") requires the national securities exchanges, including the NYSE, to adopt rules which will require issuers to develop and implement clawback policies. Under the policies, an issuer will be required to recover from any current of former executive officer any incentive-based compensation paid during the three years preceding any accounting restatement due to material noncompliance with SEC reporting requirements, to the extent such compensation is in excess of the compensation that would have been paid based on the restatement. The new clawback policies will apply regardless of whether there has been misconduct on the part of the issuer or the executive officer who received the incentive-based compensation. Our existing incentive-based compensation plans will need to be reviewed for consistency with the clawback requirements of the NYSE, when adopted.

Hedging Transactions

        The Company has enacted an anti-hedging policy on Company stock applicable to all employees and directors.

Severance and Change-in-Control Benefits

        The Company does not agree in advance to provide post-termination or change-in-control benefits to executive officers in the event that they terminate employment with the Company. The Company reserves the right to provide severance benefits to executives when they terminate employment with the Company. None of the Named Executive Officers has an employment agreement that provides for termination, severance or change-in-control benefits.

        The Company does not have formal change-in-control provisions in the Amended and Restated 2006 Incentive Plan. However, the Amended and Restated 2006 Incentive Plan provides the Board with the discretion to adjust equity awards in the event of certain corporate transactions, including a change-in-control. This adjustment may include the assumption of awards by an acquiring or successor entity, the termination of unexercised awards upon a change-in-control and the cashout of awards in the event of a sale or similar transaction which results in the Company's stockholders receiving a payment for their shares of Common Stock. The Committee may also provide for the acceleration and vesting of awards at any time, including upon a change-in-control.

        Stock options and restricted stock units awarded under the Amended and Restated 2006 Incentive Plan vest immediately upon an award recipient's death, Retirement or Disability. The terms "Retirement" and "Disability" are defined in the Amended and Restated 2006 Incentive Plan.

        The Performance Incentive Plan provides that if a participant is terminated by the Company following a change-in-control but prior to the payment of an annual incentive award for a performance period thereunder, the participant will be entitled to such award only if the applicable performance goals are achieved, such award to be prorated for the actual number of months worked in the year.

        The Committee believes that the provisions provided under both the Amended and Restated 2006 Incentive Plan and the Performance Incentive Plan are appropriate because an employee's position could be adversely affected by a change in control even if he or she is not terminated.

Perquisites and Personal Benefits

        In general, the Company does not provide perquisites or personal benefits to the Named Executive Officers that are not available to other employees.

Pension Benefits or Supplemental Retirement Benefits

        The Company provides pension or retirement benefits to the Named Executive Officers consisting of the 401(k) plan with company matching contributions and retirement savings account contributions. Pursuant to the 401k plan, the Company makes a matching contribution equal to 100% of the first 4% of the employee's pay contributed to the plan plus 50% of the next 2% of pay contributed. At the end of each 401(k) plan year, the Company makes an additional retirement savings account contribution based upon the age of the respective Named Executive Officer at the end of the plan year and total earnings for the year subject to maximum amount of $245,000 in accordance with Internal Revenue Service regulations. The Committee does not believe that pension or other supplemental retirement benefits other than the 401(k) plan are necessary to further the objectives of the Company's executive compensation program.

Health and Welfare Benefits

        All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Regulatory Considerations

        Section 162(m) of the Internal Revenue Code generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1.0 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to non-deductibility. Most equity-based awards available for grant under the Company's equity compensation plans, and all of the equity-based awards actually granted to executive officers, are intended to so qualify. Amounts payable under the Performance Incentive Plan, if approved by stockholders, are also intended to be exempt from the application of Section 162(m) as performance-based compensation. However, in appropriate circumstances, the Committee may deem it appropriate to pay compensation or make incentive or retentive awards that do not meet the performance criteria and therefore may not be deductible by reason of Section 162(m).

Named Executive Officer Stock Ownership Requirements

        Our Board has adopted stock ownership requirements applicable to the Named Executive Officers. Each Named Executive Officer is required to own shares of the Company's Common Stock which in the aggregate are equal in value to at least his or her annual salary. Restricted stock units and vested options will count toward the ownership requirements. Newly appointed Named Executive Officers will have four (4) years from their appointment to comply with the requirements. Discretion may be applied in periods of volatile markets. All Named Executive Officers currently comply with these requirements.

Report of the Compensation Committee

        The Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant's Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE Jonathan R. Furer (Chairman) John M. Chapman Ronald J. Gidwitz Matthew H. Paull S. Jay Stewart David P. Storch

Compensation Committee Interlocks and Insider Participation

        There were no interlocks or other relationships among the Company's executive officers and directors during 2011 that are required to be disclosed under applicable SEC disclosure requirements.

 SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation earned by or paid to the Named Executive Officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation(4) ($)	Total ($)
Roger W. Stone	2011	$500,000	$—	$387,495	$446,171	$555,375		$26,950	$1,915,991
Chairman of the Board	2010	$420,000	$—	$387,501	$451,741	$630,000		$26,950	$1,916,192
and Chief Executive Officer	2009	$420,000	$—	$196,903	$299,743	$—	(3)	$17,450	$934,096
Matthew Kaplan	2011	$500,000	$—	$387,495	$446,171	$555,375		$24,500	$1,913,541
President and Secretary	2010	$420,000	$—	$387,501	$451,741	$630,000		$24,500	$1,913,742
	2009	$420,000	$—	$196,903	$299,743	$—	(3)	$15,000	$931,646
Timothy P. Keneally	2011	$345,000	$—	$145,005	$166,954	$265,452		$26,950	$949,361
Vice President and	2010	$330,000	$—	$145,000	$169,040	$313,500		$26,950	$984,490
General Manager	2009	$305,000	$—	$71,103	$108,241	$—	(3)	$17,153	$501,497
Andrea K. Tarbox	2011	$320,000	$—	$145,005	$166,954	$252,768		$26,950	$911,677
Vice President and	2010	$305,000	$—	$145,000	$169,040	$300,120		$26,950	$946,110
Chief Financial Officer	2009	$275,000	$—	$71,103	$108,241	$—	(3)	$14,484	$468,829

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 718, "Compensation—Stock Compensation." For a discussion of certain assumptions used in calculating these amounts, see Note 15 to the consolidated financial statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2011.

(2)
Represents the non-equity incentive plan compensation awarded to the Named Executive Officer with regard to performance in the fiscal year.

(3)
In light of the difficult economic conditions that affected the Company, the Company suspended the payment of non-equity incentive plan compensation for the 2009 fiscal year.

(4)
All Other Compensation for 2011 is as follows:

Name	401(k) Plan Matching Contributions ($)	Retirement Savings Account ($)	Total ($)
Roger W. Stone	$12,250	$14,700	$26,950
Matthew Kaplan	$12,250	$12,250	$24,500
Timothy P. Keneally	$12,250	$14,700	$26,950
Andrea K. Tarbox	$12,250	$14,700	$26,950

2011 GRANTS OF PLAN-BASED AWARDS

        The following table provides information on non-equity incentives, restricted stock units and stock options granted in 2011 to each of the Named Executive Officers.

						All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts, Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (#)			Grant Date Fair Value of Stock and Option Awards(4) ($)
							Exercise or Base Price of Option Awards(3) ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Roger W. Stone	3/3/2011	—	—	—	—	58,323	$7.65	446,171
	3/3/2011	—	—	—	23,329	—	$16.61	387,495
		$150,000	$375,000	$750,000	—	—	—	—
Matthew Kaplan	3/3/2011	—	—	—	—	58,323	$7.65	466,171
	3/3/2011	—	—	—	23,325	—	$16.61	387,495
		$150,000	$375,000	$750,000	—	—	—	—
Timothy P. Keneally	3/3/2011	—	—	—	—	21,824	$7.65	166,954
	3/3/2011	—	—	—	8,730	—	$16.61	145,005
		$69,000	$172,500	$345,000	—	—	—	—
Andrea K. Tarbox	3/3/2011	—	—	—	—	21,824	$7.65	166,954
	3/3/2011	—	—	—	8,730	—	$16.61	145,005
		$64,000	$160,000	$320,000	—	—	—	—

(1)
Represents the potential amounts of cash bonus that could have been received for 2011 under the annual Performance Incentive Plan. For actual amounts paid, see the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(2)
Represents restricted stock units that vest 100% on the third anniversary of the grant date.

(3)
The exercise price for all options is equal to the closing Common Stock price as reported on the NYSE on the grant date. All stock options that were granted vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

(4)
This column shows the fair value of restricted stock and stock options as of the grant date computed in accordance with ASC 718.

 OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

        The following table set forth certain information with regard to all unexercised options and all unvested restricted stock units held by the Named Executive Officers at December 31, 2011.

	Option Awards					Restricted Stock Unit Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
Roger W. Stone	3/3/2011	—	58,323	$16.61	3/3/2021	3/3/2011	23,329	$367,198
	5/27/2010	—	92,192	$11.36	5/27/2020	5/27/2010	34,111	$536,907
	5/13/2009	83,836	83,835	$3.70	5/13/2019	5/13/2009	53,217	$837,636
	4/10/2008	167,671	—	$6.90	4/10/2018
	4/5/2007	159,650	—	$6.76	4/5/2014
Matthew Kaplan	3/3/2011	—	58,323	$16.61	3/3/2021	3/3/2011	23,329	$367,198
	5/27/2010	—	92,192	$11.36	5/27/2020	5/27/2010	34,111	$536,907
	5/13/2009	83,836	83,835	$3.70	5/13/2019	5/13/2009	53,217	$837,636
	4/10/2008	167,671	—	$6.90	4/10/2018
	4/5/2007	159,650	—	$6.76	4/5/2014
Timothy P. Keneally	3/3/2011	—	21,824	$16.61	3/3/2021	3/3/2011	8,730	$137,410
	5/27/2010	—	34,498	$11.36	5/27/2020	5/27/2010	12,764	$200,905
	5/13/2009	19,274	30,274	$3.70	5/13/2019	5/13/2009	19,217	$302,476
	4/10/2008	39,748	—	$6.90
Andrea K. Tarbox	3/3/2011	—	21,824	$16.61	3/3/2021	3/3/2011	8,730	$137,410
	5/27/2010	—	34,498	$11.36	5/27/2020	5/27/2010	12,764	$200,905
	5/13/2009	27,274	30,274	$3.70	5/13/2019	5/13/2009	19,217	$302,476
	4/10/2008	60,548	—	$6.90

(1)
All stock options that were granted vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

(2)
For restricted stock units granted, 100% of the grant vests on the third anniversary of the grant date.

(3)
The market value of the restricted stock unit awards was calculated by multiplying the number of shares of Common Stock by $15.74 per share, the closing price of the Common Stock on the NYSE on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

        All shares of restricted stock shown below vested on April 10, 2011 on which date the closing price of KapStone Common Stock on the NYSE was $16.31 per share.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger W Stone	—	—	53,217	$867,969
Matthew Kaplan	—	—	53,217	$867,969
Timothy P. Keneally	40,150	$416,324	19,217	$313,429
Andrea K Tarbox	19,825	$189,236	19,217	$313,429

STOCK PRICE PERFORMANCE PRESENTATION

        The performance graph shall not be deemed to be "soliciting material" or to be "filed" with the commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

        The following graph compares a $100 investment in the Company stock on December 31, 2006, with a $100 investment in each of the S&P 500 and the S&P Paper and Packaging Index (the Company's peer group) also made on December 31, 2006. The graph portrays total return, 2006-2011, assuming reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2011

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        As discussed in the Compensation Discussion and Analysis, the Company generally does not agree in advance to provide post-termination or change-in-control benefits to its executive officers in the event that they terminate employment with us. None of the Company's Named Executive Officers has any agreement with the Company that provides for termination, severance or change-in-control benefits.

        As also discussed in the Compensation Discussion and Analysis, the Committee has the authority to cause all equity awards made under the Amended and Restated 2006 Incentive Plan to vest upon a change-in-control.

        Stock options and restricted stock units awarded under the Amended and Restated 2006 Incentive Plan vest immediately upon an award recipient's death, Retirement or Disability, and such stock options remain exercisable for a period of one year, but in no event may such exercise period extend beyond the expiration date of the options. The terms "Retirement" and "Disability" are defined in the Amended and Restated 2006 Incentive Plan. Based on the closing market price of the Company's Common Stock of $15.74 on the NYSE on December 30, 2011 (the last trading day of the year), the value of options and unvested restricted stock units held by each Named Executive Officer on December 31, 2011 that would vest immediately upon their respective death Disability or Retirement was: Mr. Stone, $7,080,170; Mr. Kaplan, $7,080,170; Ms. Tarbox, $2,020,015; and Mr. Keneally, $1,739,823.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The Board recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2008, the Board delegated authority to the Nominating and Governance Committee to review and approve Related Person Transactions, and the Committee has adopted written procedures for the review, approval, or ratification of Related Person Transactions. Under such procedures, a "Related Person Transaction" is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is or was a participant, and (c) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A "Related Person" is any (a) person who is an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company's outstanding Common Stock, or (c) Immediate Family Member of any of the foregoing. An "Immediate Family Member" is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person. The Committee reviews all of the relevant facts and circumstances of all Related Person Transactions that require the Committee's approval and either approves or disapproves of the entry into the Related Person Transaction. In determining whether to approve or ratify a Related Person Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction.

        From time to time, the Company retains the services of White Oak Aviation, LLC, an aviation services company owned by Messrs. Stone and Kaplan, for the use of an airplane to transport the Company's executive officers and directors, as well as advisors retained by the Company traveling with them, on business matters. During the year ended December 31, 2011, the Company paid White Oak Aviation an aggregate of $261,238. White Oak Aviation, LLC, invoices the Company using hourly rates and fuel charges and associated costs that are equal to or less than the market prices that it charges its third party customers. These payments were not designed to be, nor did they amount to, compensation to Messrs. Stone and Kaplan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give the Company copies of all Section 16(a) forms they file.

        Based solely on its review of forms that were furnished to the Company and written representations from our executive officers and directors, the Company believes that its executive officers, directors and greater than 10% stockholders complied with all filing requirements related to Section 16(a) during 2011, except for Mr. Gamache, who did not timely file a Form 4 pertaining to the purchase of 50 shares of Common Stock.

 CODE OF ETHICS

        The Company adopted a Code of Conduct and Ethics applicable to all directors, executive officers and employees of the Company including its Chief Executive Officer and Chief Financial Officer. The Code of Conduct and Ethics addresses, among other things, the items included in the definition of "code of ethics" included in Item 406 of the SEC's Regulation S-K. The Code of Conduct and Ethics is included on the Company's Web site at the following address: http://www.governance.kapstonepaper.com.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representatives desire to do so, and to be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting is required for ratification of this selection. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of independent registered public accountants.

        Although there is no requirement that Ernst & Young LLP's appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as the Company's independent registered accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

        Amounts paid by the Company to Ernst & Young LLP for all services rendered in 2011 and 2010 are disclosed on page 21 of this Proxy Statement.

The Board of Directors and the Audit Committee Recommend a Vote "For" The Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2012.

PROPOSAL 3

APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        The Company asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this Proxy Statement under the heading "Executive Compensation." This is the second year that the Company is asking stockholders to vote on this type of proposal, known as a "say-on-pay" proposal. At the Annual Meeting of Stockholders held in 2011 (the "2011 Annual Meeting"), of the total vote cast, approximately 99% of the Company's stockholders voted in favor of the Company's say-on-pay proposal. At the 2011 Annual Meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on a annual basis. Accordingly, the Board decided, as previously disclosed, that the advisory vote on named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on named executive officer compensation should be held.

        As described in detail under the heading "Executive Compensation," and in related tables and disclosures, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.

        Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. The outcome of the vote, along with other relevant factors, will be considered when making future executive compensation decisions.

        For the reasons discussed above and under the heading "Executive Compensation," we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting.

        RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure).

The Board of Directors Recommends a Vote "For" the Approval of the Advisory Resolution Relating to the Company's Compensation of Our Named Executive Officers as Disclosed in this Proxy Statement.

 ADDITIONAL INFORMATION

        Our bylaws contain procedures governing how stockholders can propose other business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in the Company's annual proxy materials.

        Notice Requirements.    A stockholder wishing to propose business to be considered at a meeting must provide a brief description of the proposed business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in the Company's bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

        Notice Deadlines.    Stockholder proposals submitted pursuant to Rule 14a-8 for possible inclusion in the Company's proxy materials relating to its 2013 Annual Meeting must be received by December 21, 2012.

        Alternatively, under the Company's bylaws, if a stockholder wants to submit a proposal for the 2012 Annual Meeting but does not want to include it in the Company's proxy materials, written notice of such stockholder proposal of other business must be delivered to the Company's Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting. However, if the Company's annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year's meeting, a stockholder's written notice will be timely if it is delivered not earlier than 120 days prior to such annual meeting and by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

        For next year's 2013 Annual Meeting for stockholder proposals not proposed to be included in the Company's proxy materials, our bylaws therefore require that such stockholder proposals must be delivered between December 21, 2012, and January 20, 2013, unless the Company's 2013 Annual Meeting takes place before April 15, 2013, or after June 15, 2013, in which case stockholder proposals must be delivered not earlier than 120 days prior to the 2013 Annual Meeting and before the later of 90 days before the date of the 2013 Annual Meeting or the 10th day following the announcement of the date of the 2013 Annual Meeting.

        If stockholders do not comply with these bylaw notice deadlines, the Company reserves the right not to submit the stockholder proposals to a vote at its annual meetings. If the Company is not notified of a stockholder proposal by February 28, 2013, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

        Where to Send Notice.    Stockholder proposals must be addressed to the Company at its principal executive offices at 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, Attn: Secretary.

        At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the Company's notice of meeting.

        Stockholders should carefully review the Company's bylaws and Rule 14a-8 under the Exchange Act to ensure that they have satisfied all of the requirements necessary either to propose other business at a stockholder meeting or to request the inclusion of a stockholder proposal in the Company's annual proxy materials.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual and quarterly reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information that the Company file at the SEC's public reference rooms, Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The Company's public filings are also available for commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov. The Company's Annual Report on Form 10-K was mailed along with this Proxy Statement.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Roger W. Stone Chairman and Chief Executive Officer

April 18, 2012
Northbrook, Illinois

PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON May 16, 2012 KapStone Paper and Packaging Corporation Roger W. Stone and Matthew Kaplan, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as directed and permitted below, all shares of Common Stock of KapStone Paper and Packaging Corporation (the “Company”) held of record by the undersigned on April 16, 2012, at the Annual Meeting of Stockholders to be held at 11:00 a.m. Central Daylight Savings Time, on Wednesday May 16, 2012, 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois, upon matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof. Any and all proxies heretofore given are hereby revoked. (Continued, and to be marked, dated and signed on the other side) . FOLD AND DETACH HERE AND READ THE REVERSE SIDE .

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. . FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PROXY Please mark your vote in blue or black ink as shown here X Signature of Signature of Stockholder Date Stockholder Date Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executive administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 1. The election as director of the nominees listed below (except as marked to the contrary below) NOMINEES FOR ALL NOMINEES Jonathan R. Furer Matthew H. Paull Roger W. Stone WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below) INSTRUCTIONS: To withhold authority for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here. 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. 3. Advisory approval of the Company’s executive compensation. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2011 Annual Report to Stockholders. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3. PLEASE SIGN, DATE, AND RETURN YOUR VOTE AUTHORIZATION AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE.